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                                  EXHIBIT 99.2

                    EARNINGS CONFERENCE CALL OCTOBER 27, 2005


Ken Hunt:
Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on "Forward Looking Statements."

FORWARD LOOKING STATEMENTS
STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

GENERAL COMMENTS - KEN HUNT
Today, we are going to review the results for 3rd quarter, 2005. As always, we will host a question and answer session after the conclusion of management's prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

The results of the third quarter confirm that our strategies are working worldwide. Even though the third quarter is seasonally weak in Europe due to the holidays, the decline in volume in Europe was more than offset by the growth in revenues in other countries, resulting in our sixth consecutive quarterly increase in revenues. Those increases in revenues have been combined with increases in operating productivity and margins. Revenues for the 3rd Quarter were $13,272,000, up 8% sequentially over 2nd Quarter 2005, and a 79% increase over the comparable 3rd Quarter of 2004.


New accounts continued to grow during the 3rd Quarter. During the quarter we sold an additional 194 new accounts, including 27 new banks, and 167 new Corporate Network Access customers. Almost all of these Corporate Network Access new accounts and many of the new bank customers were generated through our distributor and reseller partners. Program-to-date we have signed 45 distributors who, in turn, service a network of over 1,500 resellers.

Through nine months 2005 we have sold 570 new accounts including 68 new banks and 502 new Corporate Network Access accounts. For the comparable nine months of 2004, we had sold 347 new accounts including 48 new banks and 299 Corporate Network Access new accounts. Comparatively, for all of 2004, we produced 543 new accounts, including 70 banks and 473 corporate customers.

We now have approximately 420 banks and 2,100 Corporate Network Access accounts including corporations, federal, state and local governments as customers located in over 100 countries around the world.


VASCO'S SUSTAINABLE, REPEATABLE SALES MODEL:
For 11 quarters now, I have sung the same song. Namely, that VASCO has developed a sustainable, repeatable sales model. Our bank customers launch multi-year projects that are supported by our strong authentication products. These projects are directed towards large corporate and consumer audiences and are rolled out over 2-4 years. Many of our bank customers secure their orders with firm 12-month Purchase Orders giving us great visibility for our future revenue flow. The 207 new bank customers we signed in 2003, 2004, and the through first three quarters of 2005, are now in various stages of their 2-4 year roll-out's, adding to the sustainable, repeatable revenue flow that we see from other long-standing banking customers, some going back to 1987. This has created a "layering or stacking effect" and is driving our top line revenue and guidance.

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HIGH VOLUME, HIGH QUALITY, LOW COST PRODUCER:

Many of you have also heard me sing this song before. For some time now, our strategy has been to be the High-Volume, High-Quality, Low-Cost Producer. We are now the clear leader in the number of security token units sold & shipped on a quarterly basis, and program-to-date.

We sold and shipped approximately 1.8 million Digipass units during 3rd Quarter 2005, once again demonstrating the effectiveness of this strategy. As you look back over the last six quarters, you would see that the quantity of Digipass units shipped has increased in each successive quarter with the most significant ramp up in volume beginning the fourth quarter of 2004. In Q4 2004, we shipped more than one million units for the first time in the Company's history. Program to date, approximately 18 million Digipass units have been sold and shipped through the end of 3rd Quarter 2005, excluding an estimated 2.5 million units sold by AOS prior to our acquisition. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company's products.

Strategically, VASCO will continue to focus on retail and consumer audiences, those individuals that are doing on-line financial transactions of all types. These could be Internet consumers using an EMV smart card. These could be B-to-C users of all sorts, including wagering, auction, and subscription services. And, of course, there will be a growing number of banking customers doing their on-line banking in a safe and secure environment. In a growing number of countries around the world, most recently in Hong Kong, governments and associations are demanding that their financial institutions deploy strong, two-factor authentication. We expect that VASCO will continue to benefit from this trend.

In fact, here in the United States a very strong banking industry directive was issued on October 12th by the FFIEC, an umbrella group of regulators that includes the FDIC. The FDIC has distributed the directive to all of its Supervised Banks (Commercial and Savings). I quote the following from their publication.

"THE FEDERAL FINANCIAL INSTITUTIONS EXAMINATION COUNCIL (FFIEC) HAS ISSUED THE ATTACHED GUIDANCE, "AUTHENTICATION IN AN INTERNET BANKING ENVIRONMENT." FOR BANKS OFFERING INTERNET-BASED FINANCIAL SERVICES, THE GUIDANCE DESCRIBES ENHANCED AUTHENTICATION METHODS THAT REGULATORS EXPECT BANKS TO USE WHEN AUTHENTICATING THE IDENTITY OF CUSTOMERS USING THE ON-LINE PRODUCTS AND SERVICES. EXAMINERS WILL REVIEW THIS AREA TO DETERMINE A FINANCIAL INSTITUTION'S PROGRESS IN COMPLYING WITH THIS GUIDANCE DURING UPCOMING EXAMINATIONS. FINANCIAL INSTITUTIONS WILL BE EXPECTED TO ACHIEVE COMPLIANCE WITH THE GUIDANCE NO LATER THAN YEAR-END 2006."

Based on the rapidly changing dynamics of our industry and the concern with Phishing, Identity Theft, and consumer fraud, VASCO is enjoying an ever increasing visibility in the press. On Monday of this week, our Digipass GO3 was featured in an Information Week article discussing the FFIEC's guidance. Planned for Monday, October 31st, VASCO's GO3 will be featured in a USA Today article focused on Two-Factor Authentication. Sometime in December, VASCO and yours truly is planned to be featured in another national publication.

INTRODUCE JAN VALCKE:

At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan congratulations to you and your team on another great quarter.

COMMENTS BY JAN

Thank you, Ken.
Quarter after quarter, it becomes clearer that VASCO has become the leader in the authentication market.
And the market correctly perceives VASCO as the leader in authentication.

We notice more and more that VASCO's market vision is perceived as being the vision of the market. Hence, we can conclude that VASCO truly has become the trend setter in the sector.

VASCO has become the absolute number 1 vendor of authentication products during Q1 2005, where it sold approximately 1.5 million units of Digipass, which was a lot more than our closest competitor. In Q2, we strengthened that position, by selling approximately 1.6 million Digipasses. We did even better in Q3, by selling approximately 1.8 million Digipasses. Which gives us a quite impressive total of almost 5 million in the three first quarters of 2005 and a stunning average of approximately 27,000 Digipass shipped per working day.

So we are the market leader. And the market perceives VASCO as the number one. Perhaps we were too modest in the past, by not mentioning our leadership. This has changed. We can prove that we're the market leader, we're perceived as market leader and we'll proudly state that we are the market leader.
Our focus on authentication helped us to achieve our goal.
Our customers know what to expect from us, and they know that we are good at it.

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On the technology level, there are 4 different types of authentication products or technologies:

     -   Passwords
     -   One-Time Passwords
     -   Certificates
     -   Biometrics

VASCO wants to be and will be the trendsetter in the complete authentication range. Our goal is to make the word "authentication" a synonym for VASCO.
Our customers already know and understand that VASCO plans to be the full option authentication company.

Our current growth can be measured in two ways, in addition to the pure revenue and profit growth. The first, logical, criterion is the number of Digipass units we sell per quarter. As I mentioned before, this number is rising. Also, our number of customers is quickly growing. We won 27 new banks and 167 corporations in Q3. This means an average of 2 new banks a week and 3 to 4 new corporations a day.

VASCO has reached several important milestones during Q3.

     - We have over 400 banks in our customers portfolio;
     - We deliver our products to over 2000 corporations;
     - We have customers in over 100 countries.

The conclusion is clear: VASCO has become a true world leader.

An important fact about the third quarter is that it is traditionally our weakest quarter, due to seasonality caused by the European holiday season. For the second year in a row, the third quarter has been stronger than the previous quarter, despite that seasonality. This means that our organic growth is stronger than the seasonality effects, which creates optimism for the future.

This success wasn't possible without our people. VASCO has a mature, dedicated staff, also in its regional offices. In addition, we have attracted experience and talent to help us accelerating our growth in the future.

Thank you.

KEN HUNT INTRODUCE CLIFF BOWN:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

As noted earlier by Ken, revenues for the third quarter and first nine months of 2005 were $13.3 million and $37.1 million, respectively, an increase of $5.9 million or 79% over the third quarter of 2004 and an increase of $16.5 million or 80% over the first nine months of 2004. Revenues for the quarter and first nine months included $1.2 million and $3.4 million, respectively, net of purchase accounting adjustments, from AOS-Hagenuk, which was acquired in February 2005. Revenues for AOS before purchase accounting adjustments for the quarter and first nine months were $1.3 million and $3.7 million, respectively. Excluding the revenue from AOS, our revenue grew 64% over both the third quarter and first nine months of 2004.

On a sequential quarter basis, revenue for the third quarter of 2005 was 8% higher than the second quarter of 2005 if you include the AOS revenue and 10% higher than Q2 of 2005 if you exclude the AOS revenue.

Compared to 2004, the increase in revenue for the third quarter and first nine months reflected significant increases from both the Banking and the Corporate Network Access markets. Revenues in the third quarter of 2005 from the Banking and the Corporate Network Access markets increased 83% and 61%, respectively. Revenues for the first nine months of 2005 from the Banking and the Corporate Network Access markets increased 93% and 31%, respectively.

The distribution of our revenue in the third quarter of 2005 between our two primary markets was approximately 84% from the Banking and 16% from the Corporate Network Access. In the third quarter of 2004, approximately 82% came from the Banking and 18% came from Corporate Network Access.

The geographic distribution of our revenue in the third quarter of 2005 was approximately 60% from Europe, 10% from the U.S., 21% from Asia and the remaining 9% from other countries, with notable contributions from Australia in 2005. It should be noted that revenue from each of the primary geographic areas, Europe, the United States and Asia, increased in the third quarter 2005 as compared to the third quarter of 2004. For the third quarter of 2004, 72% of the revenue was from Europe, 16% was from the U.S., 2% from Asia and 10% was from other countries.

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The geographic distribution of our revenue for the first nine months of 2005 was approximately 75% from Europe, 8% from the U.S., 12% from Asia and the remaining 5% from other countries. For the first nine months of 2004, 78% of the revenue was from Europe, 12% was from the U.S., 2% from Asia and 8% was from other countries. As was the case for the third quarter, revenue from each of our primary geographic areas increased for the first nine months of 2005 as compared to the first nine months of 2004.

Gross profit as a percentage of revenue for the third quarter and first nine months of 2005 was approximately 61% and 63%, respectively, and compares to 70% and 71% for third quarter and first nine months of 2004, respectively. The decline in gross profit as a percentage of revenue in 2005 compared to 2004 in both the quarter and first nine months was primarily related to a lower average sales price partially offset by lower average cost of product produced, and the stronger Euro. The lower sales price reflects the increase in the size of deployments to our customers.

As Ken and Jan have noted previously, our strategy of being the high-volume, high-quality, low-cost producer has positioned the company to compete effectively for the larger deployments of tokens, especially in the consumer market, and has resulted in significant increase in the number of tokens sold in each of the last three quarters. On a comparative basis, the number of tokens shipped in both the third quarter and for the first nine months of 2005 was more than 175% greater than the same periods in 2004. The average selling price per token, including related software, was approximately $7.23 for the third quarter of 2005 and $7.56 for the first nine months of 2005. In 2004, the average selling price per token, including related software was approximately $11.20 for the third quarter of 2004 and $11.66 for the first nine months.

Operating expenses for the third quarter of 2005 were $5.6 million, an increase of $2.1 million or 61% from the third quarter of 2004. Operating expenses for the quarter included $586,000 related to AOS, of which $91,000 related to the amortization of intangible assets arising from the acquisition. Excluding the AOS expenses, operating expenses for the quarter increased 44% over the third quarter of 2004.

Operating expenses for the first nine months of 2005 were $16.7 million, an increase of $6.0 million or 57% from the first nine months of 2004. Operating expenses included $1,740,000 related to AOS, of which $313,000 were related to the amortization of intangible assets arising from the acquisition. Excluding the AOS expenses, operating expenses for the quarter increased 41% over the first nine months of 2004.

In addition to the expenses related to AOS, operating expenses increased in each of the three major categories, sales and marketing, research and development, and general and administrative when compared to the third quarter and first nine months in 2004. The majority of the increases in expenses was in the sales and marketing area and were related to the Company's increased investment is sales staff and marketing programs. As noted in previous conference calls, changes in exchange rates also resulted in increased operating expenses for the third quarter and first nine months of 2005. Changes in exchange rates resulted in an increase in expense of approximately $63,000 and $494,000, respectively, for the third quarter and first nine months of 2005 over the same periods in 2004.

It should be noted that while overall operating expenses increased, operating expense as a percentage of revenue declined. For the third quarter of 2005, operating expenses as a percentage of revenue were 42.2%, an improvement of 4.8 percentage points from the 47.0% reported for the third quarter of 2004. For the first nine months of 2005, operating expenses as a percentage of revenue were 44.9%, an improvement of 6.6 percentage points from the 51.5% reported for the same period of 2004. As Ken has often mentioned in the past, we believe that the decline in operating expenses as a percentage of revenue reflects the leverage, or opportunity for improved operating productivity, that is in the Company's business model. By working through the distributor and reseller network and also as a result of selling larger quantities related to consumer applications, the Company is able to support higher levels of revenue without commensurate increases in its expense base.

As discussed in prior conference calls, changes in currency exchange rates can have a significant impact on our results. Approximately 78% of our operating expenses in the third quarter of 2005 were denominated in currencies other than the U.S. Dollar. Two primary foreign currencies, the Euro and the Australian Dollar, were both stronger in the third quarter and for the first nine months of 2005 than in the comparable period of 2004. The Euro was approximately 1% stronger in the third quarter and 4% stronger for the first nine months of 2005 compared to 2004 rates. The Australian Dollar was approximately 9% stronger in the third quarter and 6% stronger for the first nine months of 2005 compared to 2004 rates.

As noted in previous calls, we attempt to balance our currency exposure in operating expenses by denominating a portion of our sales in Euros and Australian Dollars. We estimate that our sales for the third quarter and first nine months of 2005 were approximately $77,000 and $513,000, respectively, higher in the comparable periods in 2004 as a result of revenues being denominated in a foreign currency.

Operating income for the third quarter of 2005 was $2,538,000, an increase of $857,000, or 51%, from the $1,681,000 reported in the third quarter of 2004. Operating income for the first nine months of 2005 was $6,746,000, an increase of $2,687,000, or 66%, from the $4,059,000 reported in the first nine months of 2004.

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Operating income as a percent of revenue, or operating margin, was approximately
19.1% for the quarter and 18.2% for the first nine months of 2005 and is 3.6 percentage points and 1.5 percentage points lower, respectively, than the same periods of 2004. The decline in operating margin is attributable to the decline in gross margin partially offset by the reduction in operating expenses as a percentage of revenue. The decline was consistent with management's plan to accelerate revenue growth by increasing its investment in sales and marketing programs.

As we look forward, and as has been mentioned in previous calls, we plan to invest a portion of our increased operating profit in discretionary programs that will increase our sales and marketing capability, and over time, are expected to generate incremental revenues from new geographic regions or increase our penetration in existing markets.

Other income was $166,000 for the quarter $512,000 for the first nine months of 2005 and is $211,000 and $512,000 better, respectively, than the same periods of 2004. The increase in other income and expense is primarily due to subsidies provided by various foreign governments for overseas investments and exchange gains that result from the combination of our increasing U.S. Dollar net asset position and the continuing strengthening of the Euro versus the dollar.

In the May 2005, the Company initiated a program to hedge the income statement exposure to transactions gains or losses resulting from changes in currency rates. The cost of the hedging program, which was estimated to be approximately $27,000 for the quarter, was the difference between the cost of funds borrowed in U.S. dollars and the investment income generated by converting the borrowed U.S. dollars into Euros and investing those Euros in short-term instruments. The net cost is included in net interest income and expense. I will comment a little further on the hedging program in my comments on the balance sheet.

The Company reported income tax expense of $943,000 and $2,552,000 for the third quarter and first nine months of 2005, respectively. In 2004, the Company reported income tax expense of $469,000 and $1,410,000 for the third quarter and first nine months, respectively. The effective tax rate for both the third quarter and first nine months of 2005 was 35%. The effective tax rate for the third quarter and first nine months of 2004 was 28% and 34%, respectively. While generally comparable, the rates reflect the company's estimate of the full-year earnings by tax jurisdiction and are impacted by changes in earnings in countries where the Company has net operating loss carryforwards.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $3.0 million and $8.1 million for the third quarter and first nine months of 2005, respectively. EBITDA in 2005 reflects an improvement of $1.2 million or 64% from the third quarter of 2004 and an improvement of $3.5 million or 77% for the first nine months of 2004. The third quarter of 2005 reflected the eleventh consecutive quarter of positive operating cash flow.

The makeup of our workforce as of September 30, 2005 was 113 people worldwide with 71 in sales, marketing and customer support, 27 in research and development and 15 in general and administrative.

I would now like to make a few comments on the balance sheet. Our net cash balance and working capital balance increased from the prior quarter as a result the Company's strong operating performance. During the third quarter, our net cash balance, total cash less bank borrowings, increased $1.3 million, or 16%, to $9.3 million from $8.0 million at June 30, 2005. Our working capital increased $2.5 million, or 24%, to $12.9 million from $10.3 million at June 30, 2005. Bank borrowings noted on the balance sheet of $2.5 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

During the quarter our Days Sales Outstanding in accounts receivable increased from 54 days at June 30, 2005 to 59 days at the end of the third quarter.

The Company continues to have no term debt. The Company has $1.0 million, as of September 30, 2005, available for additional borrowings under its line of credit that is secured by its receivables.

Going forward, we expect that our cash balances and the positive operating cash flow projected for the balance of 2005 will be more than sufficient to meet all of our operating needs in 2005.

Now, I would like to turn the meeting back to Ken.


COMMENTS ON 3RD QUARTER AND FULL-YEAR 2005 - KEN HUNT

First, I would like to comment on order backlog for Q4 2005. As of this date, we have firm orders with shipments scheduled for the 4th Quarter of approximately $12.7 million. Any new orders received before quarter's end and shipped during the quarter would be additive to this number. This backlog shows the growing strength of our order flow, as it is 87% higher than the backlog going in to Q4 2004. In addition, the backlog is 37% higher than the $9.3 million in revenues reported for Q4 2004.

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Today, we are reaffirming our guidance for full-year 2005. As in the past, we only comment on annual numbers, not quarterly numbers. Including the results of our recently acquired organization, AOS-Hagenuk, we maintain guidance for full year revenue growth of 65%-75% for 2005 compared to 2004. We maintain our guidance for gross margins as a percentage of revenue to be in a range of 60-65%. Finally, we maintain our guidance for operating income as a percentage of revenue to be in the range of 13-18%. This operating income range is GAAP. Excluding the costs of integrating AOS, the amortization of the purchase price for AOS Hagenuk, and the non-cash costs associated with the Company's equity compensation plan, the pro-forma range for operating income as a percentage of revenue is 15-20%.

Please note that the guidance we are giving today represents the total results of the business and includes the organic growth of our business, the expected impact of the acquisition of AOS-Hagenuk, firm orders that we have received from VeriSign and firm orders we have for product related to the rollout of EMV.

In summary, we are very pleased with what we have accomplished in 3rd Quarter 2005. As in the past, we will not rest on our laurels and be satisfied with past performance as a measurement of our future achievements. You can rely on VASCO's people to do their very best, always!

Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial question have been given.
OPERATOR



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